Exhibit 99.1

February 16, 2006

Mr. Kambiz Hooshmand

Dear Kambiz:

The purpose of this letter is to memorialize our understanding regarding the amendment of certain terms relating to your employment with Applied Micro Circuits Corporation (“AMCC”) contained in the offer letter agreement, dated February 22, 2005, between AMCC and you (the “Offer Letter”).

As a result of AMCC’s decision to relocate its principal executive offices from San Diego, California, to Sunnyvale, California, it is no longer necessary for you to sell your principal place of residence or relocate your household to the San Diego area. However, AMCC believes that it is in its best interests, and that of its shareholders, for you to continue to spend significant time at AMCC’s San Diego office and that you purchase a residence in the San Diego area. AMCC wishes to reimburse certain costs that you will incur in connection with obtaining such housing in lieu of reimbursing certain initially scheduled closing costs for relocating you and your family to the San Diego area, as set forth in the Offer Letter.

To that end, the Offer Letter shall be amended as follows:

1. The preamble to Section 6 of the Offer Letter shall be amended and restated in its entirety as follows:

“Although AMCC has relocated its principal executive offices to Sunnyvale, California, AMCC believes that it is in the best interests of the company and its stockholders for you to continue to spend significant time at AMCC’s San Diego office. In connection therewith, AMCC shall pay your following costs:”

2. Section 6(c) of the Offer Letter shall be amended and restated in its entirety as follows:

“c. An amount equal to $160,000 (such amount to be grossed up so that the amount you receive after payment of any federal, state or local taxes payable thereon equals $160,000) to be used by you exclusively for the purchase of a residence in the San Diego area. You agree to give us prompt notice of your execution of an agreement to purchase a residence in the San Diego area and the scheduled closing date thereof. No later than two business days prior to the scheduled closing date of the purchase, as identified in your notice (the “Disbursement Date”), AMCC shall deliver $160,000, plus such additional gross up amount for all federal, state and local taxes payable thereon (assuming the highest marginal tax rates then in effect), in immediately available funds to an escrow account designated by you.”

3. The final sentence of Section 6 of the Offer Letter shall be amended and restated in its entirety as follows:

“Note: We expect you to purchase a residence in the San Diego area by July 31, 2006.”

4. Section 7 of the Offer Letter shall be amended and restated in its entirety as follows:

“7. You agree to repay to AMCC any and all amounts that have been paid to you or on your behalf pursuant to Section 6 hereof if you voluntarily leave or are terminated for Cause (as defined below) at any time during the 18-month period following the Disbursement Date.”

Except as provided in this letter, the terms and conditions of the Offer Letter shall remain in full force and effect.

This letter agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

Sincerely yours,

/s/ Cesar Cesaratto
Cesar Cesaratto Chairman of the Board of Directors of AMCC

ACKNOWLEDGED AND ACCEPTED:

Dated: February 28, 2006	/s/ Kambiz Hooshmand
Kambiz Hooshmand